EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
FiberNet Telecom Group, Inc.
Michael S. Liss
President
Chief Executive Officer
(212) 405-6200
investor.relations@ftgx.com

FIBERNET REPORTS THIRD QUARTER 2004 RESULTS

– Quarterly Revenues Increase by 22% over Prior Year Period and 3% Sequentially –

NEW YORK – November 4, 2004 – FiberNet Telecom Group, Inc. (Nasdaq: FTGX), a leading provider of managed network services, today announced its results for the third quarter of 2004. FiberNet reported its eighth consecutive quarter of sequential revenue growth. Revenues for the third quarter of 2004 were $8.1 million, up 22.0% from $6.7 million for the third quarter of 2003 and up 2.6% from $7.9 million for the second quarter of 2004.

FiberNet generated positive cash flow from operations of $4.3 million in the first nine months of 2004. Capital expenditures for the first nine months of 2004 were $2.3 million. As a result, cash flow from operations less capital expenditures, also known as free cash flow, was also positive by $2.0 million.

Transport services remain the most significant component of FiberNet’s revenues, accounting for 72.1% of the total revenues generated in the third quarter of 2004. On-net transport revenues were 59.3%, and off-net transport revenues were 12.8%. Colocation services and access management services represented 20.3% and 7.6% of revenues, respectively. FiberNet’s number of customers also increased to 198 as of September 30, 2004, up from 133 at the end of the third quarter of 2003 and 190 at the end of the second quarter of this year.

Michael S. Liss, President and Chief Executive Officer, stated, “We’re pleased to report another solid quarter of results. Our Network Solutions initiative providing off-net transport services continues to perform well. We generated over $1.0 million in revenues in this business in the third quarter of this year, compared to $0.1 million in the third quarter of last year. This area of our business, through which we provide managed network services beyond our core gateway markets, has gained significant traction with our customers, as they recognize the value in our network design, deployment and management services on a broader scale.

“To build upon this platform, we are now looking to expand our business through other new product launches. We recently launched our new optical Ethernet and IP network for Metro Ethernet Transport services and Dedicated Internet Access, and our initial success supports our decision to enter these markets. We’re enabling our customers to take advantage of emerging data opportunities, such as VoIP and IP Peering. Leveraging the deployment of this new network, we also introduced new enterprise colocation services at our facility at 165 Halsey Street in Newark, New Jersey, allowing enterprise customers to benefit from our extensive network reach while maintaining a nearby, geographically diverse presence outside of New York City.”

Mr. Liss concluded, “We continue to pursue strategic opportunities to consolidate the metro space in our industry. We believe that smart, complementary acquisitions are an important element of our growth strategy.”

EBITDA (as defined) for the third quarter of 2004 was $0.6 million, down slightly from $0.7 million in the third quarter of last year and from $0.9 million reported in second quarter of 2004.

The Company presents the financial metric EBITDA (as defined) because it is utilized in the determination of the majority of the financial covenants in its credit agreement, and the metric is calculated in accordance with its credit agreement. As of September 30, 2004, FiberNet was in full compliance with all of the financial covenants in its credit agreement.

Cost of services for the third quarter of 2004 was $3.7 million, compared to $3.3 million for the second quarter of 2004 and $2.2 million for the third quarter of 2003. These increases were due, in part, to increased off-net connectivity costs from the Company’s Network Solutions initiative. Increased occupancy expenses and license fees also contributed to the change in cost of services. The cost of services related to the Company’s acquisition of Gateway Colocation was also consolidated beginning in the first quarter of 2004.

The Company also amended its lease agreements for its facilities at 60 Hudson Street effective September 1, 2004. The amendments included a reduction in the percentage of certain revenues generated in the facilities used to determine the license fees and an increase in the fixed rent. This amended structure for the total rental payments to 60 Hudson Street will allow FiberNet to benefit more directly from the growth in revenues derived from these facilities, including the Meet-Me-Room. In conjunction with the amendment, the Company issued 2.5 million warrants with an exercise price of $0.01 and a term of five years to the ownership of 60 Hudson Street. The fair value of the warrants as of September 1, 2004 was approximately $2.0 million. In accordance with Emerging Issues Task Force Issue (“EITF”) 00-18 “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees” the fair value of the warrants was recorded as contra-equity to be amortized into cost of services over the life of the leases through 2015.

Selling, general and administrative expenses for the third quarter of 2004 were $3.9 million, compared to $4.1 million in the second quarter of 2004 and $3.8 million in the third quarter of 2003. The decrease in the third quarter of 2004 from the second quarter was the result of a one-time termination charge for a lease cancellation recorded in June 2004, offset by increased personnel costs due to the hiring of technical support for our new product initiatives.

The net loss for the third quarter of 2004 was $(2.3) million, or $(0.04) per share, compared to net loss of $(14.3) million, or $(0.28) per share, for the second quarter of 2004. Excluding the network infrastructure and goodwill impairments, the net loss for the second quarter of 2004 was $(2.5) million, or $(0.05) per share. The net loss for the third quarter of 2003 was $(2.1) million, or $(0.05) per share.

Capital expenditures for the third quarter of 2004 were $1.0 million, up from the prior quarter of $0.7 million and up from $0.6 million for the third quarter of 2003. Capital expenditures for the most recent quarter were once again primarily related to the implementation of customer specific orders.

As of September 30, 2004, FiberNet had total assets of $90.2 million and total stockholders’

equity of $61.6 million. As of October 29, 2004, the Company had approximately 51.0 million shares of common stock outstanding, or 60.6 million shares of common stock outstanding on a fully-diluted basis, assuming the exercise of all outstanding options and warrants. Of the approximately 9.6 million outstanding options and warrants, 7.0 million are out-of-the-money as of October 29, 2004.

FiberNet Teleconference:

FiberNet will hold a teleconference today, Thursday, November 4, 2004, at 11:00 a.m. EST. To participate in the teleconference please call: 800-237-9752, and from outside the U.S. call 617-847-8706 and enter passcode 57517140.

A replay of the teleconference will be available beginning Thursday, November 4, 2004, 1:00 p.m. EST/ 11:00 a.m. PST through Thursday, November 25, 2004. To listen to the replay by phone, call 888-286-8010 and enter pass code 18489635. From outside the U.S. please call 617-801-6888 and enter the pass code.

About FiberNet:

FiberNet Telecom Group, Inc. deploys, owns and operates fiber-optic networks in the two gateway markets of New York/New Jersey and Los Angeles, designed to provide comprehensive broadband connectivity to other telecommunications service providers and enterprise customers for data, voice and video transmissions. FiberNet’s networks provide an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit the Company’s website at www.ftgx.com.

Financial Information and Forward Looking Statements:

This partial discussion of the statements of financial condition and operations of the Company should be read in conjunction with the consolidated financial statements and related notes contained in the Company’s annual report on Form 10-K/A for the year ended December 31, 2003 and quarterly report on Form 10-Q for the quarter ended September 30, 2004, to be filed with the Securities and Exchange Commission.

Investors are cautioned that EBITDA (as defined) is not a financial measure under generally accepted accounting principles. EBITDA (as defined) is defined in the Company’s credit agreement as net income or net loss before income taxes, net interest expense, depreciation and amortization, stock related expense and other non-cash or non-recurring charges. The Company does not, nor does it suggest investors should, consider such a non-GAAP financial measure in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. EBITDA (as defined) should not be construed as an alternative to operating income or cash flows from operating activities, both of which are determined in accordance with GAAP, or as a measure of liquidity. Because it is not calculated under GAAP, FiberNet’s EBITDA (as defined) may not be comparable to similarly titled measures used by other companies. EBITDA (as defined) is commonly used in the communications industry and by financial analysts, and others who follow the industry, as a measure of operating performance. The Company believes that it is appropriate to present this financial measure because certain of the financial covenants in the Company’s credit agreement are based upon it.

Various remarks about the Company’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and the Company disclaims any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company’s most recent Annual Report on Form 10-K/A, filed with the Securities and Exchange Commission on July 9, 2004.

Reconciliation of Non-GAAP Financial Metric:

	Consolidated Financial Data (in thousands) (unaudited) Three months Ended
	September 30, 2004	September 30, 2003	June 30, 2004
Calculation of EBITDA (as defined):

Net income (loss)	$(2,293)	$(2,112)	$(14,261)

Plus:
Operating expenses:
Stock related expense for selling, general, and administrative matters	130	89	131
Impairment of property, plant and equipment (a)	129	—	9,473
Depreciation and amortization	2,192	2,223	2,330
Impairment of goodwill	—	—	2,309
Lease cancellation expense (included in selling, general, and administrative expenses)	—	—	405
Interest expense, net	444	542	487

EBITDA (as defined)	$602	$742	$874

(a)	Excludes recoveries from previously impaired property, plant and equipment.

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(DOLLARS IN 000’S)

	September 30, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$5,151	$3,488
Restricted cash	1,873	2,337
Accounts receivable, net of allowance of $717 and $721 at September 30, 2004 and December 31, 2003, respectively	4,032	3,785
Prepaid expenses,	651	754

Total current assets	11,707	10,364
Property, plant and equipment, net	74,941	86,958
Other Assets:
Other intangible assets, net of accumulated amortization of $85 at September 30, 2004	401	—
Deferred charges, net of accumulated amortization of $1,376 and $1,402 at September 30, 2004 and December 31, 2003, respectively	1,920	2,035
Other assets	1,264	261

Total other assets	3,585	2,296

TOTAL ASSETS	$90,233	$99,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,607	$3,598
Accrued expenses	3,691	5,138
Deferred revenues—current portion	3,847	4,584
Notes payable—current portion	4,460	1,795

Total current liabilities	16,605	15,115
Long-Term Liabilities:
Notes payable, less original issue discount of $1,775 and $2,308 at September 30, 2004 and December 31, 2003, respectively	8,955	18,330
Deferred revenues	3,117	1,439

Total liabilities	28,677	34,884

Stockholders’ Equity:
Common stock, $0.001 par value, 2,000,000,000 shares authorized and 50,999,372 and 40,540,334 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	51	41
Additional paid-in-capital and other	444,439	429,991
Deferred compensation	(4,582)	(4,797)
Deferred rent (warrants)	(1,949)	—
Accumulated deficit	(376,403)	(360,501)

Total stockholders’ equity	61,556	64,734

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$90,233	$99,618

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(DOLLARS IN 000’S, EXCEPT PER SHARE AMOUNTS)

	Nine Months Ended September 30,
	2004	2003
Revenues	$26,379	$19,508
Operating expenses:
Cost of services (exclusive of items shown separately below)	9,999	6,209
Selling, general and administrative expense excluding stock related expense	11,732	11,225
Stock related expense for selling, general, and administrative matters	389	89
Impairment of property, plant and equipment	9,603	—
Impairment of goodwill	2,309	—
Depreciation and amortization	6,800	6,602

Total operating expenses	40,832	24,125

Loss from operations	(14,453)	(4,617)
Loss on early extinguishment of debt, net	—	(8,951)
Interest income	37	37
Interest expense	(1,486)	(1,747)

Net loss	$(15,902)	$(15,278)

Net loss per share—basic and diluted	$(0.32)	$(0.42)
Weighted average common shares outstanding—basic and diluted	49,904	36,016

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(DOLLARS IN 000’S, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,
	2004	2003
Revenues	$8,149	$6,680
Operating expenses:
Cost of services (exclusive of items shown separately below)	3,675	2,152
Selling, general and administrative expense excluding stock related expense	3,872	3,786
Stock related expense for selling, general, and administrative matters	130	89
Impairment of property, plant and equipment	129	—
Depreciation and amortization	2,192	2,223

Total operating expenses	9,998	8,250

Loss from operations	(1,849)	(1,570)
Interest income	18	11
Interest expense	(462)	(553)

Net loss	$(2,293)	$(2,112)

Net loss per share—basic and diluted	$(0.04)	$(0.05)
Weighted average common shares outstanding—basic and diluted	51,019	38,663

FIBERNET TELECOM GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(DOLLARS IN 000’S)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net loss	$(15,902)	$(15,278)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,800	6,602
Stock related expense	389	89
Loss on early extinguishment of debt, non-cash portion	—	8,899
Capitalized accrued interest on notes payable	—	648
Impairment of property, plant and equipment	9,603	—
Impairment of goodwill	2,309	—
Decrease (increase) in restricted cash	463	(2,333)
Other non-cash items	802	725
Change in assets and liabilities:
Increase in accounts receivable	(246)	(659)
Decrease in prepaid expenses	103	226
(Increase) decrease in other assets	(1,003)	6
Increase (decrease) in accounts payable	1,201	(420)
(Decrease) increase in accrued expenses	(1,124)	36
Increase in deferred revenues	942	926

Cash provided by (used in) operating activities	4,337	(533)

Cash flows from investing activities:
Acquisition of Gateway Colocation	(382)	—
Capital expenditures	(2,250)	(1,775)

Cash used in investing activities	(2,632)	(1,775)

Cash flows from financing activities:
Payment of financing costs of debt financings	(297)	(363)
Payment of financing costs of equity financings	(520)	(810)
Repayment of capital lease obligation	—	(85)
Repayment of notes payable	(7,225)	—
Proceeds from issuance of equity securities	8,000	3,500

Cash (used in) provided by financing activities	(42)	2,242

Net increase (decrease) in cash and cash equivalents	1,663	(66)
Cash and cash equivalents at beginning of period	3,488	3,788

Cash and cash equivalents at end of period	$5,151	$3,722

Supplemental disclosures of cash flow information:
Interest paid	$580	$274
Non-cash financing activities:
Conversion of accrued interest into notes payable	$—	$385
Conversion of notes payable into common stock	$—	$13,382
Common stock issued for acquisition of Gateway Colocation	$4,565	$—
Warrants issued for lease amendments	$1,963	$—